Exhibit 99.1
[Logo]



                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                 www.Level3.com


                                                                    NEWS RELEASE


Level 3 contacts:

Media:            Josh Howell                      Investors:         Robin Grey
                  720-888-2517                                      720-888-2518

                  Arthur Hodges
                  720-888-6184



        Level 3 CEO Comments On Industry and Company Accounting Practices


     BROOMFIELD, Colo., February 13, 2002 - The following statement may be attributed to James Q. Crowe, chief executive officer of Level 3 Communications, Inc. (Nasdaq:LVLT):

     "In the aftermath of the bankruptcy of Enron, investors, the media and policymakers have all expressed concern about the accounting practices utilized by public corporations.

     "In the communications industry, a series of bankruptcies has led to a number of questions, particularly about accounting practices that could be used to improperly overstate revenues.

     "My purpose in communicating with you is to provide some general background on industry accounting and some specifics with regard to Level 3's practices. In addition, I want to address a number of questions we have received concerning IRU sales and their impact on our company's reported financial results.

     "I'll start by defining some industry terms.

     "An Indefeasible Right of Use ('IRU'), as the term is used in our industry, means the right to use a fixed amount of communications capacity, or a certain communications facility, for a defined period of time. For example, a company might purchase an IRU giving it the right to use an OC-48 wavelength (the equivalent of about 32,000 simultaneous telephone calls) for 5 years, or might purchase the right to use 2 fibers in the Level 3 network for 20 years. As a general rule, IRUs are paid for up front in a single cash payment.

     "Typically, major users of communications capacity purchase IRUs to, in effect, 'build' a communications network using components like fiber or conduits or, more recently, optical wavelengths. IRUs give such a company the longer term assurance that these components will be available for periods of time that meet their needs while avoiding the huge expense of building a complete network from the ground up.

     "Here at Level 3, IRUs have been important contributors to our business. Early in our development, we sold IRUs for fiber and conduit in transactions that helped defray the substantial cost of building our network. More recently, increasing numbers of customers have also purchased optical wavelength IRUs. In fact, wavelength sales have been an important and growing part of our business, which we believe has created substantial value.

     "Accounting for IRUs can be a bit complicated. Under current Generally Accepted Accounting Principles ('GAAP'), if the IRU is for capacity in a land-based network, the revenue from the sale is generally recognized, i.e. reported in GAAP financial statements, over the term of the IRU. For submarine capacity, to the extent that certain conditions are met, GAAP generally requires that the entire amount of the revenue be recorded in the current period. In most cases, the cost of the IRU for the buyer is considered a capital expense and is depreciated over the IRU term.

     "As a general matter, IRU sales are entirely proper and, indeed, a source of substantial value creation for companies like Level 3. However, an issue can arise if two companies sell each other IRUs for substantially the same capacity, or facility, at approximately the same time. Such transactions can be misleading to investors when they have no good business purpose other than artificially inflating reported revenues. Such transactions (sometimes referred to as 'hollow swaps') can cause those who read the resulting financial statements to believe that IRU seller's revenues are higher than in reality, and that the IRU buyer's cost of such artificial revenues is a legitimate capital expense.

     "Since Level 3 sells IRUs to a variety of customers, and since IRU accounting has been at the apparent center of some of the concerns recently expressed in the media and by investors, I want to be clear about our own practices.

     "The vast majority of Level 3's IRU sales are to customers from whom we do not purchase IRUs or, for that matter, any other similar communications service. These are clearly legitimate business transactions for which the accounting is not in question.

     "During our last fiscal year, there were 7 transactions in which we sold IRUs or other capacity or services to a company from which we purchased similar kinds of items at approximately the same time. We have recently completed a review of each of these transactions and have reconfirmed that, in each case, the transaction had a valid business purpose and that the accounting treatment was proper. In any event, the total amount of revenue Level 3 recorded in connection with these transactions was immaterial, representing only 2% of our GAAP revenue for 2001.

     "During 2000, we had no transactions in which we sold IRUs or other communications capacity or services to a company from which we simultaneously purchased similar items."


About Level 3 Communications
Level 3 (Nasdaq:LVLT) is a global communications and information services company offering a wide selection of services including IP services, broadband transport, colocation services and the industry's first Softswitch based services. Its Web address is www.Level3.com.

Forward  Looking  Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.